As filed with the Securities and Exchange Commission on February 28, 2024.

Registration No. 333-274541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TKO Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7900	92-3569035
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Fifth Ave

New York, NY 10010

(646) 558-8333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Schleimer

Chief Financial Officer

200 Fifth Ave

New York, NY 10010

(646) 558-8333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill	Seth Krauss
Michael V. Anastasio	Chief Legal and Administrative Officer
Benjamin J. Cohen	Robert Hilton
Latham & Watkins LLP	Senior Vice President, Deputy General
1271 Avenue of the Americas	Counsel & Corporate Secretary
New York, New York 10020	TKO Group Holdings, Inc.
(212) 906-1200	200 Fifth Ave
New York, NY 10010
(646) 558-8333

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-274541)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-274541) (the “Registration Statement”) of TKO Group Holdings, Inc. is being filed as an exhibit-only filing solely to file the consent of Deloitte & Touche LLP with respect to its report dated February 27, 2024 relating to the financial statements of TKO Group Holdings, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2023, filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Some of the agreements included as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description

1.1*#	Transaction Agreement, dated April 2, 2023, by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, Zuffa Parent, LLC, World Wrestling Entertainment, Inc., New Whale Inc., and Whale Merger Sub Inc. (incorporated by reference to Annex A to the Information Statement/Prospectus).

3.1#	Amended and Restated Certificate of Incorporation of TKO Group Holdings, Inc. (incorporated by reference to Exhibit 4.1 to the Form S-8 filed with the SEC on September 12, 2023).

3.2#	Amended and Restated Bylaws of TKO Group Holdings, Inc. (incorporated by reference to Exhibit 4.2 to the Form S-8 filed with the SEC on September 12, 2023).

4.1#	Registration Rights Agreement, dated as of September 12, 2023, by and among TKO Group Holdings, Inc., Endeavor Group Holdings, Inc. and Vincent K. McMahon (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

4.2#	Indenture between World Wrestling Entertainment, Inc. and U.S. Bank National Association, as trustee, dated December 16, 2016 (incorporated by reference to Exhibit 4.1 to the World Wrestling Entertainment, Inc.’s Current Report on Form 8-K, filed December 12, 2016 (File No. 001-16131)).

4.3#	Form of 3.375% Convertible Senior Note due 2023 (included in Exhibit 4.2).

4.4#	First Supplemental Indenture, among World Wrestling Entertainment, Inc., New Whale Inc. and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the World Wrestling Entertainment, LLC Current Report on Form 8-K, filed September 12, 2023).

5.1#	Opinion of Latham & Watkins LLP as to the validity of the securities being registered.

10.1#	Stockholders Agreement, dated as of April 2, 2023, by and between Endeavor Group Holdings, Inc. and Vincent K. McMahon (incorporated by reference to Annex D to the Information Statement/ Prospectus).

10.2#	Governance Agreement, dated as of September 12, 2023, by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, January Capital Sub, LLC, January Capital Holdco, LLC, TKO Operating Company, LLC, TKO Group Holdings, Inc. and Vincent K. McMahon (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.3#	Amended and Restated Operating Agreement of TKO Operating Company, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

Exhibit Number	Description

10.4*#	Services Agreement, dated as of September 12, 2023, by and among Endeavor Group Holdings, Inc. and TKO Operating Company, LLC (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.5#	First Lien Credit Agreement dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent, swingline lender and issuing bank, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Bank USA, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and KKR Capital Markets LLC as co-documentation agents (incorporated by reference to Exhibit 10.10 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.6#	First Refinancing Amendment, dated as of February 21, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (incorporated by reference to Exhibit 10.11 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.7#	First Lien Incremental Term Facility Amendment, dated as of April 25, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent and the initial First Additional Term B Lender (incorporated by reference to Exhibit 10.13 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.8#	Third Amendment dated as of March 26, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.14 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.9#	Fourth Amendment dated April 29, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.15 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.10#	Fifth Amendment dated September 18, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.16 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.11#	Sixth Amendment dated June 15, 2020, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.18 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1/A filed on April 20, 2021).

10.12#	Second Refinancing Amendment dated as of January 27, 2021, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (incorporated by reference to Exhibit 10.12 to Endeavor Group Holdings, Inc.’s Registration Statement on Form S-1 filed on March 31, 2021).

10.13#	Eighth Amendment, dated October 27, 2021, to the First Lien Credit Agreement, dated as of August 18, 2016 among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Endeavor Group Holdings, Inc. on October 27, 2021).

10.14#	Third Refinancing Amendment dated as of April 10, 2023, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (incorporated by reference to Exhibit 10.4 to Endeavor Group Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023).

Exhibit Number	Description

10.15#	Tenth Amendment, dated as of June 26, 2023, to the First Lien Credit Agreement, dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended (incorporated by reference to Exhibit 10.6 to Endeavor Group Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023).

10.16+#	TKO Group Holdings, Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 4.3 to the Form S-8 filed with the SEC on September 12, 2023).

10.17+#	Term Employment Agreement by and between TKO Group Holdings, Inc. and Ariel Emanuel, dated September 12, 2023 (incorporated by reference to Exhibit 10.16 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.18+#	Term Employment Agreement by and between TKO Group Holdings, Inc. and Mark Shapiro, dated September 12, 2023 (incorporated by reference to Exhibit 10.17 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.19+#	Offer Letter by and between TKO Group Holdings, Inc. and Seth Krauss, dated September 12, 2023.

10.20#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.15 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.21+#	Form of Stock Option Grant Notice and Stock Option Award Agreement under the TKO Group Holdings, Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 10.20 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.22+#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the TKO Group Holdings, Inc. 2023 Incentive Award Plan (Sell to Cover) (incorporated by reference to Exhibit 10.21 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.23+#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the TKO Group Holdings, Inc. 2023 Incentive Award Plan (Net Settlement) (incorporated by reference to Exhibit 10.22 to our Current Report on Form 8-K filed with the SEC on September 12, 2023).

10.24+#	Non-Employee Director Compensation Policy.

21.1#	Subsidiaries of TKO Group Holdings, Inc.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of TKO Group Holdings, Inc.

23.2#	Consent of Deloitte & Touche LLP, independent registered public accounting firm of World Wrestling Entertainment, LLC (f/k/a World Wrestling Entertainment, Inc.).

23.3#	Consent of Deloitte & Touche LLP, independent registered public accounting firm of TKO Operating Company, LLC.

23.4#	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement).

24.1#	Powers of Attorney (included on signature page of this Part II).

107#	Calculation of Filing Fee Tables.

*

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. the Company undertakes to furnish supplemental copies of any of the omitted schedules or similar attachments upon request by the SEC.

+	Indicates management contract or compensatory plan.
#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 27, 2024.

TKO GROUP HOLDINGS, INC.

By	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this this Post-Effective Amendment No. 1 to the Registration Statement has been signed on February 27, 2024, by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ Ariel Emanuel Ariel Emanuel	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Andrew Schleimer Andrew Schleimer	Chief Financial Officer (Principal Financial Officer)

/s/ Shane Kapral Shane Kapral	Chief Accounting Officer (Principal Accounting Officer)

* Mark Shapiro	President and Chief Operating Officer and Director

* Nick Khan	President of WWE and Director

* Peter C.B. Bynoe	Director

* Egon P. Durban	Director

/s/ Dwayne Johnson Dwayne Johnson	Director

/s/ Brad Keywell Brad Keywell	Director

* Steven R. Koonin	Director

*	Director
Jonathan A. Kraft

*	Director
Sonya E. Medina

*	Director
Nancy R. Tellem

*	Director
Carrie Wheeler

*/s/ Seth Krauss
Attorney-in-fact